Exhibit 99.3

Q2 2023 Earnings Call

Thank you, and good morning everyone. And welcome to Taboola's second quarter 2023 earnings conference call. I'm here with Adam Singolda, Taboola’s Founder and CEO; and Steve Walker, Taboola’s CFO. The company issued earnings materials today before the market and they are available in the Investors section of Taboola’s website.

Now, I'll quickly cover the safe harbor. Certain statements today, including our expectations for future periods are forward-looking statements. They are not facts and are subject to material risks and uncertainties described in our SEC filings. These statements are based on currently available information and we undertake no duty to update them, except as required by law. Today's discussion is also subject to the forward-looking statement limitations in the earnings press release. Future events could differ materially and adversely from those anticipated.

During this call, we will use terms defined in the earnings release and refer to non-GAAP financial measures. For definitions and reconciliations to GAAP, please refer to the non-GAAP tables in the earnings release posted on our website.

With that, I'll turn the call over to Adam.

Adam Singolda Prepared Remarks:

Thanks Brinlea. Good morning everyone and thank you all for joining us for our second quarter call.

We had strong performance in Q2, beating the high end of our guidance across all metrics. We achieved $123 million in ex-TAC Gross Profit, $16 million in Adjusted EBITDA and $8 million in Free Cash Flow. We’re also excited to raise the midpoint of our full year 2023 guidance. As we’re getting closer to 2024, we’re bullish on our future, we expect a step change in our financial performance, and we’re reiterating our guidance for 2024 of over $200 million in Adjusted EBITDA and over $100 million in Free Cash Flow.

Our performance in Q2 was driven by a few things. In our core business, publishers all around the world continue to trust us and sign long term partnerships, which we saw with new and competitive wins this quarter from Nexstar Media, Barstool Sports, Cambium Media, Futura, and more. This is on top of key partners like Time, Disney, Unidad Editorial, BBC, One India, The Print and Bangkok Post renewing their long term relationships with us.

Publishers are demanding less vendors and more true partners as they chart their growth, diversify their revenue, empower their editorial teams and battle the neverending changes being thrown at them by the walled garden platforms. Being an “ad provider” is not enough, and this is where Taboola is unique, addressing all of these objectives in a win/win manner with our publishers.

More about our momentum in Q2…

We’re outpacing our expectations on eCommerce, which now represents nearly 20% of ex-TAC up from 15% last quarter. I believe eCommerce will continue to be a key part of our business as users are looking to make decisions that matter to them based on information from publishers they trust. There is a lot of growth for us to capture here between publishers looking to launch an eCommerce business, retailers looking for profitable channels, and Retail Media dollars growing fast where brands are looking for places to spend and bring clients back to their site.

This is not all. We’re also outpacing expectations with Taboola News …our version of Apple News, which is integrated into Android devices from Samsung, Xiaomi and others. It is continuing to experience rocketship growth, and will approach $100M in revenue this year (from over $50M in 2022). I love this business because first, we built it organically and it shows that Taboola continues to be a startup of startups, redefining our dreams. Second, this has high synergy to our core business, as publishers are getting a growing volume of traffic from us at a time when Generative AI is threatening to limit Search traffic for publishers.

As I look into the rest of 2023, our focus continues to be making our four company priorities successful – Yahoo, Performance Advertising, eCommerce and Bidding–each representing a billion dollar opportunity for us. Let’s take a closer look at how each is progressing.

First, let’s talk about Yahoo.

As a reminder, we’re well underway on executing on our 30-year partnership with Yahoo, which will see us power recommendations on their massive footprint of some of the most iconic publishers in the world .. as well as integrating our data to come up with contextual segments advertisers can use, and migrating native advertisers to Taboola’s technology.

We’ve been developing the technical infrastructure to allow Yahoo native advertisers through Taboola’s platform, as well as Taboola’s advertisers on Yahoo. You will hear me talk a lot about advertisers migration which is an area we’re spending a lot of our energy on. There is a huge opportunity for both Yahoo and Taboola here to bring both companies' advertisers into the mix, make them even more successful and drive yield expansion over time.

Some Yahoo international markets are now live with Taboola. This is part of us testing and evaluating advertisers’ performance in preparation for the U.S. market ramping in 2024.

We expect to go into our next phase with Yahoo, gradually transitioning ad spend and supply to Taboola in the second half of 2023.

Let’s get into our 2nd priority as a company, performance advertising.

One of the things that is special about Taboola, which is similar to Meta, and Google is that the vast majority of our revenues come from advertisers who buy from Taboola directly, using our own AI called SmartBid. About 10% of our revenues come from programmatic partners such as Google, TTD, Criteo, Amazon, and others.

Our two main objectives are to get new advertisers to be successful when they try Taboola, and to get existing advertisers to stay with us and spend more as measured by net dollar retention.
Nearly half our R&D is working on making advertisers successful, we think there is a huge upside for us and the industry by building the first “must buy” company, enabling advertisers to scale in the open web with Taboola like they do with Google on search, and Meta for social.

Our tech team is focusing on the tech behind our bidding strategies, which is how we can better help new and existing advertisers succeed even more with us, using automated, algorithmic based, buying methods.

I talked in the previous quarter about Target-CPA, which allows advertisers to set a goal for how much a conversion, such as a lead, a purchase, or app install, is worth to them and how Taboola would look for users who meet that threshold.

We’re progressing further here, with a new bidding strategy called Maximize Conversions. It’s  the default bidding strategy for companies like Google or Meta and allows an advertiser to evolve from placing “CPC” (price per click), and sharing their acquisition goals. Put simply, an advertiser can give Taboola a budget, and let us try to get as many consumers as we can to convert at the most affordable acquisition price.

Then, once the advertiser sees how many conversions we can get, and at what price, they can establish a Target-CPA, and scale as much as possible with us. This was tested by dozens of advertisers during Q2, we’ve seen encouraging results and I’m excited to share that Max Conversion as well as Target CPA went to General Availability (GA) this week.

I anticipate that more than 50% of our revenue in 2024 will be using Maximize Conversions/Target-CPA as a bidding strategy. Imagine a future where advertisers buying from Taboola don’t need to “guess a CPC”, but rather just share their goal and our AI will do the rest.

We’re not stopping here, early 2024 we aim to bring to market Target ROAS/Max-Revenue bidding strategy, that will take into consideration not only the likelihood for a conversion but also the expected ROI for the advertiser.

Lastly on performance advertising, I’m very excited about our investment in Generative AI as well. I think it will impact many industries, and we’re deep investing into how it can affect advertisers' success. Brands all around the world have used our technology to generate content and copy for ad creative, such as titles, images and headlines. The biggest benefits for them have been reducing their time spent on generating ad creative and producing high performing creative assets for their campaigns.

Of the brands using our Generative AI technology, 80% ran multiple campaigns, and we’re seeing brands doubling the click through rate for their campaigns when measured against evergreen campaigns.

Third, let’s talk about eCommerce.

Our investments into growing our eCommerce offerings via technology and through Connexity and Skimlinks are paying off.  I’m happy to report that eCommerce is now nearly 20% of our ex-TAC, and we beat our budget again in Q2 as we did in Q1. We see outstanding merchant retention and increasing budgets, validating the value clients get when buying from us. Connexity is also starting to pick up momentum in Europe, which we are encouraged by.

We previously announced the introduction of Taboola Turnkey Commerce, an “ecommerce in a box” solution for publishers and we’ve already seen great partners like TIME and Advance Local adopt it. Taboola is doing all of the work for the publishers here. We’re using our data to know which content makes sense for us to write on behalf of the publisher. We’re driving traffic to these articles. And of course, we’re monetizing it with relationships with merchants and service providers.

Taboola Turnkey Commerce is meant to connect publishers’ expertise with consumers, to drive monetization and we’re seeing clear signs that it’s working. A simple Google search for “Best Checking Accounts in 2023” leads consumers directly to Taboola’s Turnkey Commerce activation on TIME.com – it’s the 1st organic result.

Consumers who search for this phrase are clearly invested in opening a checking account, and when they arrive at TIME’s page, they can compare options. If and when they click on one of TIME’s editorial suggestions, both TIME and Taboola benefit. Our revenue model here is the same as the rest of our business, every time revenue is being made - we share it with the publisher.

Finally, let’s review where we are with our bidder.

We estimate that the 8,000+ publishers in our core business generate display revenues of ~$20-25B a year. We think that we can access our publishers’ display inventory with our Header Bidding solution, and win about 5-10% of the auctions given our advantage in AI, first party data and technology. This will make us even more valuable partners for our publishers, increasing our share of wallet, while providing our advertisers with even more scale.

Our strategy here is especially effective as cookies on Chrome are about to be deprecated, and based on our experience with Apple ITP, we anticipate this to be a source of strength for our bidder given our hard coded integration on publishers sites and access to first party data.

We have 3 areas where we bid these days: Microsoft’s MSN, which launched in April of last year, our publishers where we have first party advantage, and on publishers not currently using our core solution where we have unique demand but not first party advantage. We believe that as Yahoo launches, we’ll be able to also partner with Yahoo on bidding as well.

We’re seeing encouraging signs here as well. Microsoft’s Q2 of 2023 was higher than Q2 of 2022 and we expect Microsoft Q3 to be meaningfully bigger than Q3 2022. As we said in April last year, we expect that moving to bidding with Microsoft, who helped us design this product initially, will make our partnership a growing one - and it’s happening.

In Q2, we doubled down on our efforts and are now live on over 100 sites across our global network of publisher partners. As we continue to scale, we are laser focused on fine tuning our technology and algorithms, leveraging our ongoing investment in R&D and Operations of our bidder platform.

As I wrap my part, I’m bullish about our future, and our position in the industry. We’re focused on the right tech investments that will continue to fuel our profitable growth as a company, and position us as the first “must buy” company in the open web for advertisers, and partner of choice for publishers for the next many decades to drive revenue, engagement and audience.

I also think Taboola is on the right side of history, driving growth to the open web and journalism, in times where advertisers don’t have a lot of options outside of search and social, and none of us wants their kids to discover things that matter like science, health care, politics on TikTok.

The open web is critical. We know what we need to do, and we’re executing on it.

Thank you for joining us today, we look forward to interacting with many of you over the next few weeks.

I’ll now pass it over to Steve, our CFO, to talk more about our financials.

Stephen Walker Prepared Remarks:

Thanks Adam and good morning everyone.

As Adam noted, our Q2 results beat the high end of our guidance on all metrics.  We are also raising the midpoint of our full year 2023 guidance and reiterating our 2024 expectations of over $200 million in Adjusted EBITDA and over $100 million in Free Cash Flow.

Let me talk now about our Q2 results, which exceeded the high end of our guidance on all metrics.

For Q2, Revenues were $332.0 million versus the midpoint of our guidance of $309 million; Gross Profit of $97.1 million versus the midpoint of $83 million; ex-TAC Gross Profit of $123.1 million versus the midpoint of $110 million; Adjusted EBITDA of $15.7 million versus the midpoint of $1 million; and Non-GAAP Net Loss of $6.4 million versus the midpoint of a loss of $21 million.  We generated positive Free Cash Flow of $7.8 million. I will note that Q1 and Q2 growth rates suffer from difficult comparables in 2022 before the digital advertising market weakness. We expect to return to positive revenue growth in the second half of 2023.

Relative to our guidance, we saw overperformance in eCommerce, Taboola News and in our bidding offerings. eCommerce continues to impress, taking the momentum of the back half of 2022 through the first half of the year. The U.S. business has had strong retention and increasing budgets from our advertisers, or merchants as we tend to call eCommerce advertisers. In addition, the Merchants or Advertiser business in Europe has momentum due to our Google PLA campaign management, and there are positive supply-side drivers with new partnerships in the Buy Now Pay Later space. Taboola News will approach $100 million in Revenues this year versus over $50 million in Revenues in 2022.  Finally, our bidding offerings continue to gain momentum. Microsoft is expected to have strong double-digit ex-TAC growth in the second half of 2023 and we have more than doubled the number of other publishers on which we are now bidding. Our teams have achieved this strong revenue and ex-TAC performance while improving cost efficiency, indicated by our Adjusted EBITDA margin in Q2 exceeding the margin that was implied by the mid-point of our Q2 guidance.

Operating expenses were $122.1 million in the quarter, down $3.9 million year over year. This decrease was primarily the result of our focus on cost reductions that we announced in Q3 of last year. For the full year, we expect to show lower expenses as a percentage of revenue year over year in 2023. Our headcount is down approximately 8% from its peak in July of 2022.

GAAP Net Loss for the quarter of $31.3 million included Amortization of intangibles of $16.0 million, Share-Based Compensation expenses of $13.9 million and Holdback Compensation expenses related to the Connexity acquisition of $2.6 million, which were excluded from Non-GAAP Net Income. Our Non-GAAP Net Loss of approximately $1.4 million was above the high end of our guidance range.

In terms of cash generation, we had approximately $11.6 million in operating cash flow in Q2, with Free Cash Flow of around $7.8 million. If you removed the impact of net publisher prepayments, which were a source of cash this quarter of $6.9 million, and interest payments on our long term debt, which were a use of cash of $4.7 million, our Free Cash Flow would have been $5.6 million. It is interesting to note that net publisher prepayments were a source of cash this quarter. This was due to the fact that new prepayments were lower than the quarterly amortization of historical prepayments. While we still expect net publisher prepayments to be a use of cash in 2023, it does show how they can become neutral to a source of cash in the future. Q2 has historically been a soft quarter in terms of free cash flow, but in Q2 2023, we benefited from our stronger-than-projected operating performance, as well as from a net cash benefit from publisher prepayments and some capital expenditures that were deferred from Q2 to Q3.

Let’s turn to the balance sheet.  Cash and cash equivalents plus our Short-term investments decreased from $274.4 at the end of Q1 to $246.9 million at the end of Q2 2023, and remains above our debt principal balance of $203.5 million. The decrease in our Cash and cash equivalents balance was driven by the repayment of $30 million of our long-term debt in April. You can see that our net cash balance remains healthy.

I also want to update on both the share buyback and debt repayment programs that we announced last quarter. As you probably recall, we announced that we would buy back up to $40 million of shares in 2023 and that we intended to repay up to an additional $50 million of our long-term debt in the second half of the year.

The share buyback program was initiated on June 1 and we repurchased a total of approximately 1.4 million shares in the month of June at an average share price of $3.02. We continued to repurchase shares in Q3 and, as of Friday, August 4th, we had repurchased a total of approximately 2.9 million shares at an average share price of $3.17. Note that this includes the shares that we repurchased in June.

In addition to the $30 million of our long-term debt we repaid in Q2, our intention remains to repay up to another $50 million of our long-term debt in 2023 assuming the availability of sufficient working capital. In terms of timing, we expect that this will not occur until Q4 due to the need to access certain cash balances in a tax efficient manner.

Now let me shift to our forward looking guidance.

For the full year 2023, we are raising the mid-point of our guidance. We expect Revenues of $1,438 million to $1,469 million, Gross Profit of $420 million to $436 million, ex-TAC Gross Profit of $531 million to $546 million, Adjusted EBITDA of $73 million to $80 million, and Non-GAAP Net Income of $5 million to $10 million.

Adam mentioned earlier that we are now live in some smaller markets with Yahoo. Our full year guidance factors in a small amount of revenue from Yahoo in those markets. It also factors in the cost of investing in the partnership so we can capture the full revenue from the partnership. We still expect the revenue to start ramping in the second half of 2023 and to reach full run rate by the middle of 2024. Despite being a year of strategic investment in Yahoo and in our growth initiatives, we expect to generate positive Free Cash Flow in 2023 for the full year. We anticipate Free Cash Flow to turn negative in Q3 due to investments related to the Yahoo partnership, with significantly positive cash generation in Q4, due to normal seasonality.

Finally, we are issuing Q3 guidance. For Q3 2023, we expect Revenues to be between $331 million and $357 million dollars, Gross Profit between $83 million and $95 million dollars, ex-TAC Gross Profit of $112 million and $124 million dollars, Adjusted EBITDA between negative $2 million and positive $10 million dollars and Non-GAAP Net Income of negative $20 million and negative $8 million dollars.

Let me finish by saying that we are happy with our second quarter performance and to be able to raise the mid-point of our guidance for the full year. We are also excited about the step change we are expecting in our business, as reflected by our 2024 targets of at least $200 million of Adjusted EBITDA and at least $100 million of Free Cash Flow. Perhaps most importantly, though, we are excited about the momentum we are building in our business, especially the additional scale that Yahoo will bring and the progress we are making towards becoming a must buy for advertisers looking to reach consumers in the Open Web.

With that, let’s open it up to questions.